Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

FG Financial Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	(2)	500,000	(2)	$1.77	(3)	$886,750	$0.0001102	$97.72
Total Offering Amount								$886,750		$97.72
Total Fees Previously Paid										-
Total Fee Offsets										-
Net Fee Due										$97.72

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $0.001 par value per share (the “Common Stock”) of FG Financial Group, Inc. (the “Registrant”), which become issuable under the 2021 Plan (as defined below) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Represents shares of Common Stock that were added to the shares authorized for issuance under the 2021 Equity Incentive Plan, as amended (the “2021 Plan”) pursuant to an amendment to the 2021 Plan which became effective on May 16, 2023 (the “Plan Amendment”). On March 24, 2023, the stockholders of the Registrant approved the Plan Amendment to increase the number of shares reserved for awards under the 2021 Plan by 500,000.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on NASDAQ on June 14, 2023, which was $1.77 per share.